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                                                                   EXHIBIT 99.1


INDUS STOCKHOLDERS APPROVE CONVERSION OF 8% CONVERTIBLE NOTES INTO COMMON STOCK


ATLANTA--(BUSINESS WIRE)--July 29, 2003--Indus International Inc. (NASDAQ: IINT
- News), a leading provider of asset and customer management solutions, announced that the Company's stockholders approved the conversion of the company's 8% Convertible Notes into common stock at the Annual Meeting of Stockholders held earlier today. Indus issued the 8% Convertible Notes in the aggregate principal amount of approximately $14.5 million on March 5, 2003, to finance a portion of the purchase price of its acquisition of the Global Energy and Utilities Solutions business unit of Systems & Computer Technology Corporation. As a result of this stockholder approval, the 8% convertible Notes converted into approximately 9,790,000 shares of Indus common stock.

In addition, the stockholders also approved the Company's new Employee Stock Purchase Plan at the Annual Meeting. Under this plan, up to 2.5 million shares of Indus common stock will be made available for purchase by Indus employees that elect to participate in the plan. The purpose of the plan is to enhance the proprietary interest of Indus employees through ownership of common stock.

Furthermore, the Indus stockholders also reelected Thomas R. Madison Jr., William H. Janeway, Gayle A. Crowell, Edward Grzedzinski and Thomas E. Timbie to the Indus board. Board members Joseph P. Landy and Dr. Thomas S. Robertson did not stand for reelection, and their positions on the board were filled by
C. Frederick Lane and Douglas S. Massingill (see July 29, 2003, release, "Indus International Adds C. Frederick Lane and Douglas S. Massingill to Board of Directors").

About Indus International

Indus International provides breakthrough value to its clients by delivering ActionPoint Management, a business improvement program which delivers all the information needed by an end user to make the best decision possible at the point where that decision is made. Indus asset and customer management software products, professional services and hosted service offerings improve our clients' profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus asset management solutions are used by more than 300,000 end users in more than 40 countries and diverse industries -- including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. And, Indus customer management products and services are used by nearly 200 customers to support more than 70 million utility accounts worldwide. For more information, visit our Website at http://www.indus.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our expectations or projections. These risks include, but are not limited to, risks identified from time-to-time in the Company's SEC filings and other factors described in the Company's most recent periodic filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K, as amended.

Indus is a trademark of Indus International Inc. Other company and product names may be trademarks of the respective companies with which they are associated.